UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2017

COMPUTER TASK GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-9410	16-0912632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY	14209
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 716) 882-8000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2017, Computer Task Group, Incorporated (the “Company”) entered into an employment agreement with the Chief Executive Officer of the Company, Mr. Arthur W. (“Bud”) Crumlish. As previously disclosed, Mr. Crumlish will receive an annual base salary of $360,000 and variable incentive target compensation of $360,000 under his employment agreement, as per the compensation package approved by the Board on August 9, 2016. The employment agreement also provides for other benefits and perquisites, including reimbursement for individual tax services, an allowance for non-covered medical expenses, insurance coverage and other customary benefits.

Under the employment agreement, if Mr. Crumlish’s employment with the Company is terminated other than for cause, death or disability, or if he terminates his employment with the Company for good reason, subject to his signing a release of claims, he will be entitled to (i) a payment equal to his annual base salary at the rate in effect immediately prior to the date of termination plus the average annual cash incentive compensation over the last 3 years, (ii) up to 12 months of continued coverage pursuant to COBRA and (iii) stock-based incentive compensation plan payout under each stock-based incentive compensation plan maintained by the Company pursuant to the terms of and within the periods specified in each such stock-based incentive compensation plan that may then be applicable.

The foregoing description of the employment agreement with Mr. Crumlish does not purport to be complete and is qualified in its entirety by reference to the employment agreement with Mr. Crumlish, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, signed February 8, 2017, between Computer Task Group, Incorporated and Arthur W. Crumlish.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

Date: February 13, 2017	By:	/s/ Peter P. Radetich
Peter P. Radetich
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, signed February 8, 2017, between Computer Task Group, Incorporated and Arthur W. Crumlish.